UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2012

MABCURE INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-141131
(Commission File Number)

20-4907813
(IRS Employer Identification No.)

21 Sparrow Circle
White Plains, NY 10605
(Address of principal executive offices and Zip Code)

(845) 591-3144
(Registrant's telephone number, including area code)

228 Park Ave S #15740
New York, NY 10003
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 29, 2012, Mr. Dov Weinberg, the outsourced CFO of the Registrant who has not been duly authorized to file Forms 8-K on behalf of the Registrant, purported to file a Form 8-K reporting a change in the Board of Directors of the Registrant. The August 29, 2012 Form 8-K stated that at a meeting of the Board of Directors held on August 28, 2012, the Board of Directors approved the appointment of Dr.Charles T. Tackney to its Board of Directors. However, the August 28, 2012 meeting of the Board of Directors was not convened in accordance with the by-laws of the Registrant and therefore all actions taken at such unauthorized Board meeting are null and void and of no effect. The Form 8-K dated August 29, 2012 is therefore invalid and should be disregarded.

Relevant Factual Background: The registrant is currently attempting to raise capital for its working capital needs and has received two competing offers from existing shareholders of the Company. One of the three members of the Registrant’s Board is an interested director because of the director’s affiliation with the entity that submitted one of the financing offers. The remaining two directors are at an impasse regarding pursuit of one of the two financing offers. In an attempt to create a “disinterested majority”, a meeting was purportedly called to appoint another disinterested director, thereby breaking the impasse. However, this purported appointment and the underlying board meeting were done in contravention of the Registrant’s by-laws. A report on Form 8-K was then filed without the approval or participation of the registrant’s Principal Executive Officer, who was not present at the purported Board meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABCURE INC.
(Registrant)

By: /s/ Dr. Amnon Gonenne
President and CEO
Chairman of the Board

Date: September 10, 2012